Exhibit 5.1
August 20, 2007
Local.com Corporation
One Technology Drive, Building G
Irvine, California 92618

Re:	Registration Statement of Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Local.com Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 to which this opinion is an exhibit (the “Registration Statement”) with respect to the offer and sale by the entities named in the Registration Statement (the “Selling Security Holders”) of up to an aggregate of 3,299,660 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”), comprising the following:
(a)	2,356,900 shares of common stock (the Common Shares”); and

(b)	942,760 shares (“Warrant Shares”) that are issuable upon exercise of outstanding warrants (“Warrants”).
     We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion. As such counsel, we have (a) assumed that proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the shares will be timely completed in the manner proposed and (b) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such matters. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents. We have also assumed that the Common Shares and the Warrant Shares are and will be evidenced by appropriate certificates that have been properly executed and delivered.

Local.com Corporation
August 20, 2007

     Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that:
     1. The Common Shares have been validly issued, fully paid, and non-assessable.
     2. The Warrant Shares have been validly authorized and, upon due and proper exercise of the Warrants in accordance with their terms and issuance, delivery and payment therefor in the manner contemplated by the Agreement, will be validly issued, fully paid and non-assessable.
     You have informed us that the Selling Security Holders may sell the Shares from time to time on a delayed or continuous basis. This opinion is limited to the General Corporation Law of the State of Delaware (“DGCL”), including the statutory provisions of the DGCL, all applicable provisions of the Constitution of the State of Delaware and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.
     We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ Rutan & Tucker, LLP